Exhibit 20.2

Melco Resorts & Entertainment Limited

新 濠 博 亞 娛 樂 有 限 公 司

(Incorporated in the Cayman Islands with Limited Liability)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON 19 JUNE 2023

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders (the “Annual General Meeting”) of Melco Resorts & Entertainment Limited 新 濠 博 亞 娛 樂 有 限 公 司 (the “Company”), which will be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on 19 June 2023 at 12:00 p.m. (Hong Kong time). No proposal will be submitted to shareholders for approval at the Annual General Meeting. Instead, the Annual General Meeting will serve as an open forum for shareholders and beneficial owners of the Company’s American depositary shares (“ADSs”) to discuss Company affairs with management.

Only shareholders of record in the books of the Company at the close of business on 4 May 2023 will be entitled to attend and vote at the meeting or any adjournment that may take place.

A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company. A form of proxy is enclosed.

Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company as promptly as possible but not later than the time for holding the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

If Typhoon Signal No. 8 or above is in effect any time after 8:30 a.m. on the date of the Annual General Meeting, the meeting will also be postponed. The Company will post an announcement on its website (www.melco-resorts.com) to notify shareholders of the date, time and place of the rescheduled meeting.

Shareholders or their proxies are responsible for their own expenses for attending the meeting, including, but not limited to, transportation and accommodation expenses.

Dated this 24 April 2023

By Order of the Board of Directors,

/s/ Stephanie Cheung
Stephanie Cheung
Company Secretary

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